Sub-Item 77Q2


Nuveen Global Value Opportunities Fund
333-134437
811-21903


Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that two Forms 4,Statement of Changes in Beneficial
Ownership, was filed late on behalf of the officer listed below.


OFFICER:

Michael Hart filed a late Form 4 on September 2, 2010, accession number 0001225208-10-020284 and on December 15, 2010, accession number
0001225208-10-027078.